Exhibit 99.1

BRINKER INTERNATIONAL REPORTS YEAR-OVER-YEAR INCREASES IN FOURTH QUARTER
AND FULL FISCAL YEAR EPS
DALLAS (Aug. 11, 2016) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter ended June 29, 2016.
Highlights include the following:

•	In 2016, the fourth quarter and fiscal year included an additional operating week (53rd week) compared to fiscal 2015

•
On a GAAP basis, earnings per diluted share increased 20.7 percent to $1.11 compared to $0.92 for the fourth quarter of fiscal 2015. On a GAAP basis, earnings per diluted share increased 12.1 percent to $3.42 compared to $3.05 for the full year fiscal 2015

•
Earnings per diluted share, excluding special items, increased 31.9 percent to $1.24 compared to $0.94 for the fourth quarter of fiscal 2015. Earnings per diluted share, excluding special items, increased 14.9 percent to $3.55 compared to $3.09 for the full year fiscal 2015. (see non-GAAP reconciliation below)

•
Brinker International total fourth quarter revenues increased 15.4 percent to $881.7 million compared to the fourth quarter of fiscal 2015 and company sales increased 15.8 percent to $855.4 million compared to the fourth quarter of fiscal 2015, primarily attributable to the 103 restaurants acquired with the Pepper Dining transaction in the first quarter of fiscal 2016 as well as the additional operating week in the fourth quarter of fiscal 2016

•	Chili’s fourth quarter company-owned comparable restaurant sales[1] decreased 1.8 percent

•	Maggiano’s fourth quarter comparable restaurant sales[1] decreased 1.7 percent

•
Chili's franchise fourth quarter comparable restaurant sales[1] decreased 3.4 percent, which includes a 2.1 percent and 5.5 percent decrease for U.S. and international franchise restaurants, respectively

•	Restaurant operating margin,[2] as a percent of company sales, declined approximately 20 basis points to 18.3 percent compared to 18.5 percent for the fourth quarter of fiscal 2015

•
For fiscal 2016, cash flows provided by operating activities were $394.7 million and capital expenditures totaled $112.8 million. Free cash flow[3] was approximately $281.9 million (see non-GAAP reconciliation below)

•	The company repurchased approximately 0.4 million shares of its common stock for $18.7 million in the fourth quarter and a total of approximately 5.8 million shares for $284.9 million year-to-date

•	The company declared a dividend of 32 cents per share which was paid on June 30, 2016, representing a 14.3 percent increase over the prior year

•
The company plans to increase leverage in the range of $250 to $300 million in the near term subject to market conditions and use the proceeds to return capital to shareholders in the form of share repurchases

•	The company's Board of Directors authorized an additional $150 million in share repurchases which brings the total available authority to $455 million

“We ended the fiscal year with improving trends and have returned to gaining share in the industry,” said Wyman Roberts, chief executive officer and president. “We are also encouraged by the early results of our fiscal year 2017 initiatives. The strong cash flow generation of our business model gives us confidence to increase our leverage and return additional capital to shareholders.”

Exhibit 99.1

1 Amounts are calculated based on comparable 13 weeks in each fiscal quarter.

2 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses and excludes depreciation and amortization expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

3 Free cash flow is defined as cash flows provided by operating activities less capital expenditures. Free cash flow is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating cash flow or other similarly titled measures of other companies.

Table 1: Q4 and FY comparable restaurant sales1
Company-owned, reported brands and franchise; percentage

	Q4 16	Q4 15	FY 16	FY 15
Brinker International	(1.8)	(0.7)	(2.4)	1.7
Chili’s Company-Owned[2]
Comparable Restaurant Sales	(1.8)	(0.8)	(2.6)	1.9
Pricing Impact[3]	1.0	1.7	1.0	1.7
Mix-Shift[3]	1.3	(1.8)	0.1	0.2
Traffic[3]	(4.1)	(0.7)	(3.7)	0.0
Maggiano’s
Comparable Restaurant Sales	(1.7)	(0.1)	(1.3)	0.8
Pricing Impact[3]	1.8	2.7	1.9	2.5
Mix-Shift[3]	(2.5)	(1.0)	(1.6)	(1.5)
Traffic[3]	(1.0)	(1.8)	(1.6)	(0.2)

Chili's Franchise[4]	(3.4)	1.9	(0.7)	2.2
U.S. Comparable Restaurant Sales	(2.1)	2.1	(1.2)	2.9
International Comparable Restaurant Sales	(5.5)	1.2	0.2	0.4

Chili's Domestic[5]	(1.8)	0.1	(2.2)	2.2
System-wide[6]	(2.2)	0.2	(1.9)	1.9

1	Amounts are calculated based on comparable 13 weeks in each fiscal quarter.
2	Chili's company-owned comparable restaurant sales includes 103 Chili's restaurants acquired from a franchisee in the first quarter of fiscal 2016.
3	Reclassifications have been made between pricing impact, mix-shift and traffic in the prior year to conform with current year classification.
4
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

5	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
6	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance
CHILI’S fourth quarter company sales increased 17.1 percent to $747.3 million from $638.2 million in the prior year primarily due to an increase in restaurant capacity resulting from the acquisition of 103 Chili's restaurants on June 25, 2015 as well as the additional operating week, partially offset by a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined primarily due to the impact of the acquired restaurants. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates. Cost of sales, as a percent of company sales, increased due to unfavorable menu item mix and commodity pricing primarily related to steak, partially offset by increased menu pricing and favorable commodity pricing related to burger meat. Restaurant expenses, as a percent of company sales, decreased due to leverage related to the additional operating week, lower workers' compensation insurance expenses and decreased advertising.

MAGGIANO’S fourth quarter company sales increased 7.9 percent to $108.1 million from $100.2 million in the prior year primarily due to an increase in restaurant capacity as well as the additional operating week, partially offset by a decline in comparable restaurant sales. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Restaurant expenses, as a percent of company sales, decreased compared to prior year due to leverage related to the additional operating week as well as lower advertising and workers' compensation insurance expenses. Cost of sales, as a percent of company sales, was positively impacted by increased menu pricing and favorable commodity pricing, partially offset by menu item changes. Restaurant labor, as a percent of company sales, increased compared to prior year due to higher wage rates, partially offset by lower incentive bonus.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes depreciation and amortization expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.
FRANCHISE AND OTHER revenues increased 2.1 percent to $26.3 million for the fourth quarter compared to $25.8 million in the prior year driven primarily by higher royalty revenues related to Chili's retail food products and revenues associated with tabletop devices, partially offset by a decrease in royalty revenues resulting from the acquisition of 103 Chili's restaurants from a former franchisee. Brinker franchisees generated approximately $341 million in sales2 for the fourth quarter of fiscal 2016.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $2.0 million for the quarter primarily due to depreciation on acquired restaurants, asset replacements and new restaurant openings, partially offset by an increase in fully depreciated assets.
General and administrative expense decreased approximately $0.6 million primarily due to lower performance-based compensation, partially offset by payroll expenses related to the additional operating week.
On a GAAP basis, the effective income tax rate increased to 31.7 percent in the current quarter from 29.7 percent in the prior year quarter primarily due to higher profits, partially offset by the impact of tax benefits primarily related to restaurant impairment and restaurant closure charges in the current quarter. Excluding the impact of special items, the effective income tax rate increased to 32.2 percent in the current quarter compared to 31.2 percent in the prior year quarter primarily due to higher profits.

Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the fourth quarter of fiscal
2016 consist primarily of the impairment of restaurants, restaurant closures and severance charges.

Table 2: Reconciliation of net income excluding special items
Q4 16 and Q4 15; $ millions and $ per diluted share after-tax

	Q4 16	EPS Q4 16	Q4 15	EPS Q4 15
Net Income	62.3	1.11	57.2	0.92
Special items[1]	11.7		4.0
Income tax effect related to special items	(4.4)		(1.3)
Special items, net of taxes	7.3	0.13	2.7	0.04
Adjustment for tax items[2]	0.2	0.00	(1.1)	(0.02)
Net Income excluding Special Items	69.8	1.24	58.8	0.94

Table 3: Reconciliation of net income excluding special items
FY 16 and FY 15; $ millions and $ per diluted share after-tax

	FY 16	EPS FY 16	FY 15	EPS FY 15
Net Income	200.7	3.42	196.7	3.05
Special items[1]	17.2		4.8
Income tax effect related to special items	(6.5)		(1.7)
Special items, net of taxes	10.7	0.18	3.1	0.05
Adjustment for tax items[2]	(3.2)	(0.05)	(1.1)	(0.01)
Net Income excluding Special Items	208.2	3.55	198.7	3.09

1	See footnote "b" to the consolidated statements of comprehensive income for additional details on the composition of these amounts.
2
Adjustments for tax items result from the benefit associated with the release of the valuation allowance for state net operating losses as well as the resolution of certain tax positions which directly impacts tax expense.

Table 4: Reconciliation of free cash flow
FY 16; $ millions

Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

FY 16
Cash flows provided by operating activities	394.7
Capital expenditures	(112.8)
Free cash flow	281.9

Fiscal 2017 Outlook

Fiscal 2017 contains 52 weeks versus 53 weeks in fiscal 2016. The company anticipates earnings per diluted share, excluding special items, in the range of $3.40 to $3.50. We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such we do not present a reconciliation of forecasted adjusted earnings per diluted share, excluding special items, to US GAAP earnings per diluted share or forecasted adjusted free cash flow to US GAAP cash flows provided by operating activities.

Earnings are based on the following expectations:

•	Revenues are expected to be down approximately one half percent to up one percent (an increase of 1.0 to 2.5 percent excluding the 53rd week in fiscal 2016)

•	Comparable restaurant sales are expected to increase one half to two percent

•	Company-owned new restaurant development is expected to add year-over-year capacity growth of about one half percent (excluding the 53rd week in fiscal 2016)

•	Restaurant operating margin is expected to be down approximately 50 basis points year-over-year

•	Depreciation expense is expected to increase $3 to $5 million, assuming capital expenditures of $110 to $120 million

•
General and administrative expense is expected to be $16 to $18 million higher on a dollar basis due to planning incentive compensation at target as well as information technology expenses related to sales driving initiatives, partially offset by the lack of the 53rd week

•	Interest expense is expected to increase $15 million to $22 million due to a higher debt balance and a higher anticipated average interest rate in fiscal 2017

•	Excluding the impact of special items, the effective income tax rate is projected to be approximately 29 to 31 percent

•	Free cash flow is expected to be $230 to $240 million

•	Diluted weighted average shares outstanding is expected to be 50 to 53 million

The company believes providing fiscal 2017 earnings per diluted share guidance provides investors the appropriate insight into the company's ongoing operating performance.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statement of comprehensive income and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 11). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Sept. 8, 2016.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-K for fiscal 2016 filing on or before Aug. 29, 2016; and
- First quarter earnings release, before market opens, Oct. 25, 2016.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 29, 2016, Brinker owned, operated, or franchised 1,660 restaurants under the names Chili’s® Grill & Bar (1,609 restaurants) and Maggiano’s Little Italy® (51 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements, including the Fiscal 2017 outlook. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Fourteen Week Period Ended	Thirteen Week Period Ended	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 29, 2016	June 24, 2015	June 29, 2016	June 24, 2015
Revenues:
Company sales	$855,361	$738,378	$3,166,659	$2,904,746
Franchise and other revenues (a)	26,320	25,769	90,830	97,532
Total revenues	881,681	764,147	3,257,489	3,002,278
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	224,440	192,556	840,204	775,063
Restaurant labor	279,131	234,092	1,036,005	929,206
Restaurant expenses	195,614	175,287	762,663	703,334
Company restaurant expenses	699,185	601,935	2,638,872	2,407,603
Depreciation and amortization	39,033	37,029	156,368	145,242
General and administrative	32,403	32,979	127,593	133,467
Other gains and charges (b)	11,726	4,017	17,180	4,764
Total operating costs and expenses	782,347	675,960	2,940,013	2,691,076
Operating income	99,334	88,187	317,476	311,202
Interest expense	8,497	7,297	32,574	29,006
Other, net	(375)	(513)	(1,485)	(2,081)
Income before provision for income taxes	91,212	81,403	286,387	284,277
Provision for income taxes	28,870	24,180	85,642	87,583
Net income	$62,342	$57,223	$200,745	$196,694

Basic net income per share	$1.12	$0.94	$3.47	$3.12

Diluted net income per share	$1.11	$0.92	$3.42	$3.05

Basic weighted average shares outstanding	55,657	61,132	57,895	63,072

Diluted weighted average shares outstanding	56,394	62,294	58,684	64,404

Other comprehensive income (loss):
Foreign currency translation adjustment (c)	$330	$(507)	$(2,964)	$(7,690)
Other comprehensive income (loss)	330	(507)	(2,964)	(7,690)
Comprehensive income	$62,672	$56,716	$197,781	$189,004

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Fourteen Week Period Ended	Thirteen Week Period Ended	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 29, 2016	June 24, 2015	June 29, 2016	June 24, 2015
Restaurant impairment charges	$6,714	$1,508	$10,651	$2,255
Restaurant closure charges	3,691	279	3,780	1,736
Severance	936	894	3,304	1,182
Impairment of intangible assets	392	470	392	645
Litigation	(1,159)	—	(3,191)	(2,753)
Acquisition costs	—	1,100	700	1,100
(Gain) Loss on the sale of assets, net	—	—	(2,858)	1,093
Impairment of investment	—	—	1,000	—
Other	1,152	(234)	3,402	(494)
	$11,726	$4,017	$17,180	$4,764

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 29, 2016	June 24, 2015

ASSETS
Current assets	$176,774	$187,224
Net property and equipment (a)	1,043,152	1,032,044
Total other assets	252,790	216,605
Total assets	$1,472,716	$1,435,873
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$3,563	$3,439
Other current liabilities	428,880	415,036
Long-term debt, less current installments	1,113,949	970,825
Other liabilities	139,423	125,033
Total shareholders’ deficit	(213,099)	(78,460)
Total liabilities and shareholders’ deficit	$1,472,716	$1,435,873

(a)
At June 29, 2016, the company owned the land and buildings for 190 of the 1,001 company-owned restaurants. The net book value of the land totaled $141.7 million and the buildings totaled $105.6 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 29, 2016	June 24, 2015
Cash Flows From Operating Activities:
Net income	$200,745	$196,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156,368	145,242
Stock-based compensation	15,159	14,802
Restructure charges and other impairments	17,445	5,636
Net loss on disposal of assets	87	4,523
Changes in assets and liabilities	4,896	1,714
Net cash provided by operating activities	394,700	368,611
Cash Flows from Investing Activities:
Payments for property and equipment	(112,788)	(140,262)
Payment for purchase of restaurants	(105,577)	—
Proceeds from sale of assets	4,256	1,950
Net cash used in investing activities	(214,109)	(138,312)
Cash Flows from Financing Activities:
Purchases of treasury stock	(284,905)	(306,255)
Borrowings on revolving credit facility	256,500	480,750
Payments of dividends	(74,066)	(70,832)
Payments on revolving credit facility	(110,000)	(177,000)
Excess tax benefits from stock-based compensation	5,460	15,893
Payments on long-term debt	(3,402)	(189,177)
Proceeds from issuances of treasury stock	6,147	16,259
Payments for deferred financing costs	—	(2,501)
Net cash used in financing activities	(204,266)	(232,863)
Net change in cash and cash equivalents	(23,675)	(2,564)
Cash and cash equivalents at beginning of period	55,121	57,685
Cash and cash equivalents at end of period	$31,446	$55,121

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Fourth Quarter Openings Fiscal 2016 (a)	Total Restaurants June 29, 2016	Openings Fiscal 2016 (a)	Projected Openings Fiscal 2017
Company-Owned Restaurants:
Chili’s Domestic	4	937	12	5-6
Chili’s International	—	13	—	1
Maggiano’s	—	51	2	2
	4	1,001	14	8-9
Franchise Restaurants:
Chili’s Domestic	1	322	7	5-8
Chili's International	12	337	36	35-40
	13	659	43	40-48
Total Restaurants:
Chili’s Domestic	5	1,259	19	10-14
Chili's International	12	350	36	36-41
Maggiano’s	—	51	2	2
	17	1,660	57	48-57

(a)	Fourth quarter and fiscal 2016 restaurant openings excludes relocated restaurants.

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
(972) 770-9040

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240